Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-127324 and No. 333-178650) of Expedia Group, Inc., of our report dated June 17, 2024, relating to the statement of net assets available for benefits of the Expedia Retirement Savings Plan as of December 31, 2023, and the related notes, appearing in this Annual Report on Form 11-K of the Expedia Retirement Savings Plan for the year ended December 31, 2024.

/s/ Moss Adams LLP

Portland, Oregon
June 18, 2025